Exhibit 10.3

FORM OF MANAGEMENT AGREEMENT

by and between

Western Asset Mortgage Capital Corporation

and

Western Asset Management Company

Dated as of April       , 2012

MANAGEMENT AGREEMENT, dated as of April       , 2012, by and between Western Asset Mortgage Capital Corporation, a Delaware corporation (the “Company”) and Western Asset Management Company, a California corporation (the “Manager”).

W I T N E S S E T H:

WHEREAS, the Company is a Delaware corporation that intends to invest in Agency RMBS (as defined below) and may opportunistically supplement its portfolio with its Potential Target Assets (as defined below); and

WHEREAS, the Company intends to qualify as a real estate investment trust for federal income tax purposes and will elect to receive the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company desires to retain the Manager to administer the business activities and day-to-day operations of the Company and to perform services for the Company in the manner and on the terms set forth herein and the Manager wishes to be retained to provide such services.

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1.          Definitions.

(a)       The following terms shall have the meanings set forth in this Section 1(a):

“Account” has the meaning set forth in Section 4 hereof.

“Affiliate” means (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer, general partner or employee of such other Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.

“Agency RMBS” means the types of assets described under “Business—Agency RMBS” in the Company’s prospectus dated [                    ], 2012, relating to the Initial Public Offering.

“Agreement” means this Management Agreement, as amended, supplemented or otherwise modified from time to time.

“Assignment” has the meaning set forth in Section 202(a) of the Advisers Act of 1940, as amended.

“Automatic Renewal Term” has the meaning set forth in Section 10(b) hereof.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Claim” has the meaning set forth in Section 8(c) hereof.

“Closing Date” means the date of closing of the Initial Public Offering.

“Code” has the meaning set forth in the Recitals.

“Code of Conduct” has the meaning set forth in Section 2(j) hereof.

“Common Stock” means the common stock, par value $0.01, of the Company.

“Company” has the meaning set forth in the Recitals.

“Company Indemnified Party” has meaning set forth in Section 8(b) hereof.

“Company Permitted Disclosure Parties” has the meaning set forth in Section 5(b) hereof.

“Confidential Information” has the meaning set forth in Section 5(a) hereof.

“Custodian” has the meaning set forth in Section 4 hereof.

“Effective Termination Date” has the meaning set forth in Section 10(c) hereof.

“Equity” means (a) the sum of (1) the net proceeds from any issuances of the Company’s equity securities since inception (allocated on a pro rata basis for such issuances during the fiscal quarter of any such issuance), plus (2) the Company’s retained earnings calculated in accordance with GAAP at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that the Company has paid to repurchase Common Stock since inception. Equity excludes (1) any unrealized gains, losses or other non-cash items that have impacted stockholders’ equity as reported in the Company’s financial statements prepared in accordance with GAAP, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above in each case, after discussions between the Manager and the Independent Directors and approval by a majority of the Independent Directors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the partnership agreement in the case of a general or limited partnership or the certificate of formation and operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

“Indemnified Party” has the meaning set forth in Section 8(b) hereof.

“Independent Director” means a member of the Board who is “independent” in accordance with the Company’s Governing Instruments and the rules of the NYSE or such other securities exchange on which the shares of Common Stock are listed.

“Initial Public Offering” means the Company’s sale of Common Stock to the public through underwriters pursuant to the Company’s Registration Statement on Form S-11 (No. 333-159962).

“Initial Term” has the meaning set forth in Section 10(a) hereof.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Guidelines” means the investment guidelines approved by the Board, a copy of which is attached hereto as Exhibit A, as the same may be amended, restated, modified, supplemented or waived pursuant to the approval of a majority of the entire Board (which must include a majority of the Independent Directors).

“Losses” has the meaning set forth in Section 8(a) hereof.

“Management Fee” means the Management Fee, calculated and payable quarterly in arrears, in an amount equal to 1.5% per annum of Equity.

“Manager” has the meaning set forth in the Recitals.

“Manager Indemnified Party” has the meaning set forth in Section 8(a) hereof.

“Manager Permitted Disclosure Parties” has the meaning set forth in Section 5(a) hereof.

“NYSE” means The New York Stock Exchange.

“Notice of Proposal to Negotiate” has the meaning set forth in Section 10(d) hereof.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“Potential Target Assets” means the types of assets described under “Business—Our Potential Target Assets” in the Company’s prospectus dated [                    ], 2012, relating to the Initial Public Offering.

“REIT” means a “real estate investment trust” as defined under the Code.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any subsidiary of the Company and any partnership, the general partner of which is the Company or any subsidiary of the Company, and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.

“Supervised Affiliates” means any investment advisory Affiliates of the Manager over which the Manager has operational responsibility.

“Termination Fee” means a termination fee equal to three (3) times the average annual Management Fee earned by the Manager during the 24-month period immediately preceding the most recently completed fiscal quarter prior to the Effective Termination Date.

“Termination Notice” has the meaning set forth in Section 10(c) hereof.

“Termination Without Cause” has the meaning set forth in Section 10(c) hereof.

(b)       As used herein, accounting terms relating to the Company and its Subsidiaries, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP.  As used herein, “fiscal quarters” shall mean the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.

(c)       The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(d)       The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

“Unit Private Placement” means the Company’s sale of Units pursuant to the Company’s Final Offering Memorandum, dated April [    ], 2012.

Section 2.          Appointment and Duties of the Manager.

(a)       The Company hereby appoints the Manager to manage the investments and day-to-day operations of the Company and its Subsidiaries, subject at all times to the further terms and conditions set forth in this Agreement and to the supervision of the Board.  The Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein.  The appointment of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, in its sole and absolute discretion, in accordance with the terms of this Agreement, to cause the duties of the Manager as set forth herein to be provided by third parties.

(b)       The Manager, in its capacity as manager of the investments and the operations of the Company and any Subsidiaries, at all times will be subject to the supervision and direction of the Board and will have only such functions and authority as the Board may delegate to it, including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company and any Subsidiaries and will perform (or cause to be performed) such services and activities relating to the investments and operations of the Company and any Subsidiaries as may be appropriate, which may include, without limitation:

(i)                serving as the Company’s consultant with respect to the periodic review of the Investment Guidelines and other parameters for the Company’s and any Subsidiaries’ investments, financing activities and operations, which review will occur no less often than annually, any modification to which will be approved by a majority of the Independent Directors;

(ii)               investigating, analyzing and selecting possible investment opportunities and acquiring, financing, retaining, selling, restructuring or disposing of investments consistent with the Investment Guidelines;

(iii)              with respect to prospective purchases, sales or exchanges of investments, conducting negotiations on the Company’s and any Subsidiaries’ behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

(iv)             negotiating and entering into and executing, on the Company’s behalf, repurchase agreements, interest rate agreements, swap agreements, brokerage agreements, resecuritizations, securitization warehouse facilities and other agreements and instruments required for the Company to conduct the Company’s business;

(v)              engaging and supervising, on the Company’s behalf and at the Company’s expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, custodial services and all other services (including transfer agent and registrar services) as may be required relating to the Company’s and any Subsidiaries’ operations or investments (or potential investments);

(vi)             coordinating and managing operations of any joint venture or co-investment interests held by the Company and any Subsidiaries and conducting all matters with the joint venture or co-investment partners;

(vii)            providing executive and administrative personnel, office space and office services required in rendering services to us;

(viii)           administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’s and any Subsidiaries’ management as may be agreed upon by the Manager and the Board, including, without limitation, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(ix)              communicating on the Company’s behalf with the holders of any of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading exchanges or markets and to maintain effective relations with such holders;

(x)               counseling the Company in connection with policy decisions to be made by the Board;

(xi)              evaluating and recommending to the Board hedging strategies and engaging in hedging activities on the Company’s behalf, consistent with the Company’s qualification as a REIT and with the Investment Guidelines;

(xii)             counseling the Company regarding the maintenance of the Company’s qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

(xiii)            counseling the Company regarding the maintenance of the Company’s exemption from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause the Company to maintain such exemption from such status;

(xiv)            furnishing reports and statistical and economic research to the Company regarding the Company’s and any Subsidiaries’ activities and services performed for the Company and any Subsidiaries by the Manager;

(xv)             monitoring the operating performance of the Company’s and any Subsidiaries’ investments and providing periodic reports with respect thereto to the Board, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvi)            investing and reinvesting any moneys and securities of the Company and any Subsidiaries (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to the Company’s and any Subsidiaries’ stockholders and partners) and advising the Company as to the Company’s capital structure and capital raising;

(xvii)           causing the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, taxable REIT subsidiaries, and to conduct quarterly compliance reviews with respect thereto;

(xviii)          assisting the Company in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xix)            assisting the Company in complying with all regulatory requirements applicable to the Company in respect of the Company’s and any Subsidiaries’ business activities, including assisting in the preparation of all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act, or by the NYSE or other stock exchange requirements, as applicable;

(xx)             assisting the Company in taking all necessary action to enable the Company to make required tax filings and reports, including soliciting information from stockholders to the extent required by the provisions of the Code applicable to REITs;

(xxi)            placing, or arranging for the placement of, all orders pursuant to the Manager’s investment determinations for the Company either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxii)           handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s and any Subsidiaries’ day-to-day operations (other than with the Manager or its Supervised Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board;

(xxiii)          using commercially reasonable efforts to cause expenses incurred by the Company or on the Company’s behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board from time to time;

(xxiv)          advising the Company with respect to and structuring long-term financing vehicles for the Company’s portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing, in each case consistent with the Investment Guidelines;

(xxv)           serving as the Company’s consultant with respect to decisions regarding any of the Company’s financings, hedging activities or borrowings undertaken by the

Company, including (1) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives, and (2) advising the Company with respect to obtaining appropriate financing for the Company’s and any Subsidiaries’ investments;

(xxvi)          providing the Company with portfolio management;

(xxvii)         arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business;

(xxviii)        maintaining the Company’s web site;

(xxix)           performing such other services as may be required from time to time for management and other activities relating to the Company’s and any Subsidiaries’ assets and business as the Board shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xxx)            using commercially reasonable efforts to cause the Company to comply with all applicable laws.

(c)       The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of the persons and firms referred to in Section 7(b) hereof as the Manager deems necessary or advisable in connection with the management and operations of the Company. In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense.

(d)       The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely and materially affect the qualification of the Company as a REIT under the Code or the Company’s status as an entity exempted or excluded from investment company status under the Investment Company Act, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or of any exchange on which the securities of the Company or any Subsidiary may be listed or that would otherwise not be permitted by the Company’s or any Subsidiaries’ Governing Instruments.  If the Manager is ordered to take any action by the Board, the Manager shall promptly notify the Board if it is the Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Governing Instruments.  Notwithstanding the foregoing, neither the Manager nor its Affiliates shall be liable to the Company, the Board, or the Company’s or any Subsidiary’s stockholders for any act or omission by the Manager or any of its Affiliates, except as provided in Section 8 of this Agreement.

(e)       The Company (including the Board) agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file or assist in the filing of any registration statement or other filing required to be made under the Securities Act, the Exchange Act, the NYSE’s Listed Company Manual, the Code or other applicable law, rule or regulation on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to assist in the delivery of financial statements and any other information or reports with respect to the Company. If, in the reasonable judgment of the Manager, it is not prudent to provide a service without the approval of the Board, then the Manager shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained.

(f)        Reporting Requirements.  (i)  As frequently as the Manager may deem reasonably necessary or advisable, or at the direction of the Board, the Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, with respect to any investment, reports and other information with respect to such investment as may be reasonably requested by the Company.

(ii)               The Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all reports, financial or otherwise, with respect to the Company reasonably required by the Board in order for the Company to comply with its Governing Instruments, or any other materials required to be filed with any governmental body or agency, and shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(iii)              The Manager shall prepare, or, at the sole cost and expense to the Company, cause to be prepared, regular reports for the Board to enable the Board to review the Company’s and any Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and policies approved by the Board.

(g)       Directors, officers, employees and agents of the Manager and its Affiliates may serve as directors, officers, agents, nominees or signatories for the Company or any of its Subsidiaries, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board.  When executing documents or otherwise acting in such capacities for the Company or any of its Subsidiaries, such Persons shall indicate in what capacity they are executing on behalf of the Company or any of its Subsidiaries and use their respective titles in the Company or any Subsidiaries.  Without limiting the foregoing, while this Agreement is in effect, the Manager will provide the Company with a management team, including a Chief Executive Officer and a Chief Investment Officer, or similar positions, along with appropriate support personnel to provide the management services to be provided by the Manager to the Company hereunder, who shall devote such of their time to the management of the Company as necessary and appropriate, commensurate with the level of activity of the Company from time to time.

(h)       The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage that is customarily carried by investment managers performing functions similar to those of the Manager under this Agreement, in respect to its obligations and activities under, or pursuant to, this Agreement.

(i)        The Manager shall provide, cause to be provided or assist in the provision of such internal audit, compliance and control services as may be required for the Company to comply with applicable law (including the Securities Act and Exchange Act), regulation (including SEC regulations) and the rules and requirements of the NYSE and as otherwise reasonably requested by the Company or its Board from time to time.

(j)        The Manager acknowledges receipt of the Company’s Code of Conduct, which includes the Company’s insider trading policy (the “Code of Conduct”), and agrees to require the persons who provide services to the Company to comply with the Code of Conduct in the performance of such services hereunder or such comparable policies as shall in substance hold such persons to at least the standards of conduct set forth in the Code of Conduct.

(k)       Prior to the acquisition of any security structured or issued by an entity managed by the Manager or any of its Affiliates, the purchase or sale of any asset from or to an entity managed by the Manager or any of its Affiliates or any co-investment with an entity managed by the Manager or any of its Affiliates, such transaction must be approved by the Board of Directors, including a majority of the Independent Directors.

(l)        It is understood that the name “Western Asset Management Company,” and any derivative thereof or any logo associated with that name is the valuable property of the Manager.  The Manager hereby grants a revocable license to the Company for the right to use such name (or derivative or logo), in the Company’s prospectus or Registration Statement in connection with the S-11 or other filings, forms or reports required under applicable state or federal securities, insurance, or other law, as well as in other Company documentation or on the Company’s web page, for so long as this Agreement is in effect, provided, however, that the Company may continue to use the name of the Manager in its regulatory filings and other documents to the extent necessary by the Company to comply with disclosure obligations under applicable law and regulation.  The Company shall seek the Manager’s approval of the use of the Manager’s name or logo in promotional or sales related materials prepared by or on behalf of the Company.  Upon termination of this Agreement, the Company shall forthwith cease to use such names (and logo), except as provided for herein.

Section 3.          Additional Activities of the Manager; Non-Solicitation; Restrictions.

(a)       Except as provided in the last sentence of this Section 3(a) and/or the Investment Guidelines, nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors or employees from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities or assets for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors or employees may be acting.  While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to others. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to others.  The Company shall have the benefit of the Manager’s best judgment and effort in rendering services hereunder and, in furtherance of the foregoing, the Manager shall not undertake activities that, in its good faith judgment, will adversely affect the performance of its obligations under this Agreement.  Except as provided in the Code of Conduct with respect to the Common Stock, nothing herein contained shall be construed to prevent the Manager, or any of its Affiliates, officers, directors or employees in any way from purchasing or selling any securities for its or their own account prior to, simultaneously with, or subsequent to any recommendation to the Company.

(b)       In the event of a Termination Without Cause of this Agreement by the Company pursuant to Section 10(c) hereof, the Company shall not, without the consent of the Manager, solicit or otherwise recruit for employment any employee of the Manager or any of its Affiliates or any person who has been in the employ of the Manager or any of its Affiliates at any time within the two (2) year period immediately preceding the date on which such person commences employment with or is otherwise retained by the Company for two (2) years after such termination of this Agreement. The Company acknowledges and agrees that, in addition to any damages the Manager shall be entitled to equitable relief for any violation of this agreement by the Company, including, without limitation, injunctive relief.

Section 4.          Custodian; Transaction Procedures.  The Company shall appoint a custodian (the “Custodian”) and establish with the Custodian one or more bank or custodial accounts (each, an “Account”) in the name of the Company or any Subsidiary.  Ownership of the property or money of the Company shall remain with the Company.  The Manager shall not, under any circumstances, take possession, custody, title, or ownership of any property or money of the Company.  All transactions will be consummated by payment to, or delivery by the Custodian, on behalf of the Company, of all property or money due to or from an Account.  The Manager may issue instructions to the Custodian as may be appropriate in connection with the settlement of transactions initiated by the Manager, but shall not have the right to have securities or other property of the Company registered in its own name or in the name of its nominee, nor shall the Manager in any manner acquire or become possessed of any income or proceeds distributable by reason of selling, holding or controlling any property or money in an Account.  The Manger shall direct the collection and deposit into any Account, and direct the disbursement funds from any Account, under such terms and conditions as the Board may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board and, upon request, to the auditors of the Company or any Subsidiary.  Instructions of the Manager to the Custodian shall be made in writing, which may include electronic communication, or, at the option of the Manager, orally and confirmed in writing as soon as practicable thereafter, and the Manager shall instruct all brokers and dealers executing transactions on behalf of the Company to forward to the Custodian copies of all confirmations promptly after execution of those transactions.  The Manager shall not be responsible for any loss incurred by reason of any act or omission of the Custodian.

Section 5.          Records; Confidentiality.

(a)       The Manager shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by authorized representatives of the Company or any Subsidiary at any time during normal business hours upon reasonable advance notice.  The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Confidential Information”) and shall not use Confidential Information except in furtherance of its duties under this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (i) to its Affiliates, officers, directors, employees, agents,  representatives or advisors who need to know such Confidential Information for the purpose of rendering services hereunder, (ii) to appraisers, financing sources and others in the ordinary course of the Company’s business ((i) and (ii) collectively, “Manager Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors, (iv) to governmental officials having jurisdiction over the Company; (v) to its legal counsel or independent auditors, (vi) as requested by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party, or (vii) with the consent of the Company.  The Manager agrees to inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information and to obtain agreement from such Persons to treat such Confidential Information in accordance with the terms hereof.  Nothing herein shall prevent the Manager from disclosing Confidential Information (i) upon the order of any court or administrative agency having jurisdiction over the Company (ii) upon the request or demand of, or pursuant to any law or regulation, any regulatory agency or authority, or (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder; provided, however that with respect to clause (i), it is agreed that, so long as it is reasonably practicable under the circumstances and not legally prohibited, the Manager will provide the Company with prompt written notice of such order, request or demand so that the Company may seek, at its sole expense, an appropriate protective order and/or waive the Manager’s compliance with the provisions of this Agreement.  If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is required to disclose Confidential Information, the Manager may disclose only that portion of such information that is legally required without liability hereunder; provided that the Manager agrees to exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Manager and other than a Person that received such Confidential Information in violation of this Agreement, (B) is released in writing by the Company to the public or to persons who are not under similar obligation of confidentiality to the Company, or (C) is obtained by the Manager from a third-party which, to the best of the Manager’s knowledge, does not constitute a breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed.  The provisions of this Agreement shall survive the expiration or earlier termination of this Agreement for a period of one year.

(b)       The Company shall keep confidential any and all Confidential Information and shall not use Confidential Information except in furtherance of the terms of this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (i) to its Affiliates, officers or directors (collectively, “Company Permitted Disclosure Parties”), (ii) as requested by law or legal process to which the Company or any Person to whom disclosure is permitted hereunder is a party, or (iii) with the consent of the Manager.  The Company agrees to (i) inform each of its Company Permitted Disclosure Parties of the non-public nature of the Confidential Information and to direct such Persons to treat such Confidential Information in accordance with the terms hereof and (ii) not disclose any Confidential Information to its Company Permitted Disclosure Parties upon the expiration or nonrenewal of this Agreement in accordance with Section 10.  Nothing herein shall prevent the Company from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Company will provide the Manager with prompt written notice of such order, request or demand so that the Manager may seek, at its sole expense, an appropriate protective order and/or waive the Company’s compliance with the provisions of this Agreement.  If, failing the entry of a protective order or the receipt of a waiver hereunder, the Company is required to disclose Confidential Information, the Company may disclose only that portion of such information that is legally required without liability hereunder; provided that the Company agrees to exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Company, (B) is released in writing by the Manager to the public or to persons who are not under similar obligation of confidentiality to the Manager, or (C) is obtained by the Company from a third-party which, to the best of the Company’s knowledge, does not constitute breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed.  For the avoidance of doubt, information about the systems, employees, policies, procedures and investment portfolio (other than investments in which the Company and Manager have co-invested) shall be deemed to be included within the meaning of “Confidential Information” for purposes of the Company’s obligations pursuant to this Section  5(b).

Section 6.          Compensation.

(a)       For the services rendered under this Agreement, the Company shall pay the Management Fee to the Manager.  Any pro rata Management Fees will be calculated using a 365 day year.  The Manager will not receive any compensation for the period prior to the Closing Date; provided, however, that the Manager shall be reimbursed for expenses incurred pursuant to Section 7 hereof prior to the Closing Date.

(b)       The parties acknowledge that the Management Fee is intended to compensate the Manager for the costs and expenses it will incur, as well as certain expenses not otherwise reimbursable under Section 7 below, in order for the Manager to provide the Company the investment advisory services and certain general management services rendered under this Agreement.

(c)       Subject to Section 6(d), the Management Fee shall be payable in arrears in cash, in quarterly installments commencing with the quarter in which this Agreement is executed.  If applicable, the initial and final installments of the Management Fee shall be pro-

rated based on the number of days during the initial and final quarter, respectively, that this Agreement is in effect.  The Manager shall calculate each quarterly installment of the Management Fee, and deliver such calculation to the Company, within thirty (30) days following the last day of each fiscal quarter.  The Company shall pay the Manager each installment of the Management Fee within five (5) Business Days after the date of delivery to the Company of such computations.

Section 7.          Expenses of the Company.

(a)       The Manager shall be responsible for the expenses related to any and all personnel of the Manager and its Affiliates who provide services to the Company pursuant to this Agreement (including each of the officers of the Company and any directors of the Company who are also directors, officers, employees or agents of the Manager or any of its Affiliates), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel.

In addition, the Manager agrees to pay for the following expenses:

(i)               The Manager agrees to pay the underwriters of the Initial Public Offering the underwriting discount equal to $[    ] per share of Common Stock sold in the Initial Public Offering;

(ii)              The Manager agrees to pay the placement agent of the Unit Private Placement the placement agent equal to $[    ] per Unit sold in the Unit Private Placement (other than any Units sold to investors with which the Manager has had a pre-existing business relationship); and

(iii)             The Manager agrees to pay any other expenses in excess of $1.2 million, which shall be borne by the Company, (excluding the amounts described in immediately preceding clauses (i) and (ii)) incurred in connection with the organization of the Company and/or the Initial Public Offering or Unit Private Placement.

(b)       The Company shall pay all of its costs and expenses and shall reimburse the Manager or its Affiliates for expenses of the Manager and its Affiliates incurred on behalf of the Company, excepting only those expenses that are specifically the responsibility of the Manager pursuant to Section 7(a) of this Agreement and provided that any such costs and expenses borne by the Manager and reimbursed by the Company are no greater than those that would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company or any Subsidiary shall be paid by the Company and shall not be paid by the Manager or Affiliates of the Manager:

(i)                expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of the Company’s and any Subsidiaries’ investments;

(ii)               costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for us by providers retained by the Manager or, if provided by the Manager’s personnel, in amounts that are no greater than those that would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(iii)              the compensation and expenses of the Company’s directors (excluding those directors who are officers of the Manager) and the cost of liability insurance to indemnify the Company’s directors and officers;

(iv)             costs associated with the establishment and maintenance of any of the Company’s credit facilities, other financing arrangements, or other indebtedness of the Company’s (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings;

(v)              expenses connected with communications to holders of the Company’s or any Subsidiary’s securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to the Company’s stockholders and proxy materials with respect to any meeting of the Company’s stockholders;

(vi)             costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for the Company;

(vii)            expenses incurred by directors, officers, personnel and agents of the Manager for travel solely on the Company’s behalf and other out-of-pocket expenses incurred by directors, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of the Company’s repurchase agreements, securitizations or any of the Company’s securities offerings;

(viii)           costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

(ix)              compensation and expenses of the Company’s custodian and transfer agent, if any;

(x)               the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xi)              all taxes and license fees;

(xii)             all insurance costs incurred in connection with the operation of the Company’s business, except for the costs attributable to the insurance that the Manager elects to carry for itself and its personnel;

(xiii)            costs and expenses incurred in contracting with the Custodian and other third parties, including Affiliates of the Manager for the servicing and special servicing of the Company’s and any Subsidiaries’ assets;

(xiv)            all other costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

(xv)             expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained by the Manager or its Affiliates for the Company or the Company’s or any Subsidiaries’ investments separate from the office or offices of the Manager;

(xvi)            expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the Company’s or any Subsidiary’s securities, including, without limitation, in connection with any dividend reinvestment plan;

(xvii)           expenses related to litigation and other legal matters involving the Company and any Subsidiaries, including the fees and expenses of outside counsel;

(xviii)          any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director, partner, member or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency; and

(xix)            all other expenses actually incurred by the Manager (except as otherwise specified herein) that are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

(c)       Costs and expenses incurred by the Manager on behalf of the Company shall be reimbursed in cash monthly to the Manager. The Manager shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Manager on behalf of the Company during each month, and shall deliver such written statement to the Company within thirty (30) days after the end of each month. The Company shall pay all amounts payable to the Manager pursuant to this Section 7(c) within five (5) Business Days after the receipt of the written statement without demand, deduction, offset or delay.  Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each fiscal year in connection with the annual audit of the Company.  The provisions of this

Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses has previously been incurred or are incurred in connection with such expiration or termination.

Section 8.          Limits of the Manager’s Responsibility.

(a)       The Manager assumes no responsibility under this Agreement other than to render the services specified under this Agreement in good faith and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Manager, including as set forth in the Investment Guidelines.  The Manager and its Affiliates, and the officers, stockholders, directors and personnel of the Manager and its Affiliates will not be liable to the Company, any Subsidiary, the Board, or the Company’s stockholders for any acts or omissions by any such person performed in accordance with and pursuant to this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction.  The Company shall, to the full extent lawful, reimburse, indemnify and hold harmless the Manager, its Affiliates, and the officers, stockholders, directors and personnel of the Manager and its Affiliates (each, a “Manager Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such Manager Indemnified Party under this Agreement.

(b)       The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company, and the directors, officers, personnel and agents of the Company and each Person, if any, controlling or controlled by the Company (each, a “Company Indemnified Party”; a Manager Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of the Manager under this Agreement or (ii) any claims by the Manager’s personnel relating to the terms and conditions of their employment by the Manager.

(c)       In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights to be indemnified pursuant to this Section.  Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such

Indemnified Party pursuant to the next succeeding sentence of this Section, also represent the indemnifying party in such investigation, action or proceeding.  In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume the defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith; provided that the Indemnified Party notifies the indemnifying party of its election to conduct the defense of the claim.  The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim.  The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof.  If such Indemnified Party is entitled pursuant to this Section to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party.  Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section.

(d)       The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.

Section 9.          No Joint Venture.  The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

Section 10.        Term; Renewal.

(a)       Initial Term.  This Agreement shall become effective on the Closing Date and shall continue in operation, unless terminated in accordance with the terms hereof, until the third anniversary of the Closing Date (the “Initial Term”).

(b)       Automatic Renewal Terms.  After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless the Company or the Manager elects not to renew this Agreement in accordance with Section 10(c) of this Agreement.

(c)       Nonrenewal of this Agreement Without Cause.  Notwithstanding any other provision of this Agreement to the contrary, upon the expiration of the Initial Term and upon 180 days’ prior written notice to the Manager or the Company (the “Termination Notice”), either the Company (but only with the approval of at least two-thirds of the Independent

Directors) or the Manager may, without cause, in connection with the expiration of the Initial Term or any Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Termination Without Cause”).  If the Company issues the Termination Notice, the Company shall be obligated to (i) specify the reason for nonrenewal in the Termination Notice, which must be based upon (1) the Manager’s unsatisfactory performance that is materially detrimental to the Company or (2) the Company’s determination that any fees payable to the Manager are not fair, subject Section 10(d) of this Agreement, and (ii) pay the Manager the Termination Fee before or on the last day of the Initial Term or Automatic Renewal Term (the “Effective Termination Date”). In the event of a Termination Without Cause, nonrenewal of this Agreement shall be without any further liability or obligation of either party to the other, except as provided in Section 3(b), Section 5(a), Section 8 and Section 13 of this Agreement.  The Manager shall cooperate with the Company in executing an orderly transition of the management of the Company’s assets to a new manager.  The Company may terminate this Agreement for cause pursuant to Section 12 hereof even after a Termination Without Cause and, in such case, no Termination Fee shall be payable.

(d)       Unfair Manager Compensation.  Notwithstanding the provisions of subsection (c) above, if the Company delivers a Termination Notice based upon subsection (c)(i)(2) above, the Company shall not have the foregoing nonrenewal right in the event the Manager agrees that it will continue to perform its duties hereunder during the Automatic Renewal Term that would commence upon the expiration of the Initial Term or then current Automatic Renewal Term at a fee that two-thirds of the Independent Directors determine to be fair; provided, however, the Manager shall have the right to renegotiate the Management Fee by delivering to the Company, not less than 120 days prior to the pending Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the Management Fee.  Thereupon, the Company and the Manager shall endeavor to negotiate the Management Fee in good faith.  Provided that the Company and the Manager agree to a revised Management Fee or other compensation structure within sixty (60) days following the Company’s receipt of the Notice of Proposal to Negotiate, the Termination Notice from the Company shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Management Fee or other compensation structure shall be the revised Management Fee or other compensation structure then agreed upon by the Company and the Manager.  The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised Management Fee or other compensation structure promptly upon reaching an agreement regarding same.  In the event that the Company and the Manager are unable to agree to a revised Management Fee or other compensation structure during such sixty (60) day period, this Agreement shall terminate on the Effective Termination Date and the Company shall be obligated to pay the Manager the Termination Fee upon the Effective Termination Date.

Section 11.        Assignments.

(a)       Assignments by the Manager.  This Agreement shall terminate automatically without payment of the Termination Fee in the event of its Assignment, in whole or in part, by the Manager, unless such Assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors.  Any such permitted Assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all acts or omissions of the assignee under any such assignment.  In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the manager. Notwithstanding the foregoing, the Manager may (i) assign this Agreement to a Supervised Affiliate that is a successor to the Manager by reason of a restructuring or other internal reorganization among the Manager and any one or more of its Supervised Affiliates without the consent of the majority of the Independent Directors and (ii) delegate to one or more of its Supervised Affiliates the performance of any of its responsibilities hereunder without the consent of the majority of the Independent Directors so long as it remains liable for any such Supervised Affiliate’s performance, in each case so long as such Assignment or delegation does not require the Company’s consent under the Investment Advisers Act of 1940, as amended.  Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

(b)       Assignments by the Company.  This Agreement may not be assigned, in whole or in part, by the Company, unless such Assignment is consented to in writing by the Manager, except in the case of Assignment to another REIT or other organization that is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company.  Any such permitted Assignment shall bind the assignee under this Agreement in the same manner as the Company is bound.  In addition, the assignee shall execute and deliver to the Manager a counterpart of this Agreement.

Section 12.        Termination of the Manager for Cause.

(a)       The Company may, at the election of a majority of the Independent Directors, terminate this Agreement effective upon 30 days’ prior written notice of termination from the Company to the Manager, without payment of any Termination Fee, if any of the following events shall occur:

(i)                the Manager, its agents or its assignees materially breaches any provision of this Agreement (including the Manager’s failure to comply with the Investment Guidelines) and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice);

(ii)               the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against the Company or any Subsidiary;

(iii)              there is an event of any gross negligence on the part of the Manager in the performance of its duties under this Agreement;

(iv)             (A) the Manager shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Manager shall make a general assignment for the benefit of its creditors; or (B) there shall be commenced against the Manager any case, proceeding or other action of a nature referred to in clause (A) above which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) remains undismissed, undischarged or unbonded for a period of 60 days; or (C) the Manager shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (A) or (B) above; or (D) the Manager shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(v)              there is a dissolution of the Manager;

(vi)             the Manager is convicted of (including a plea of nolo contendere) a felony.

(b)       The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 12(b).

(c)       The Manager may terminate this Agreement, without payment of any Termination Fee, in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

(d)       If any of the events specified in Section 12(a) of this Agreement shall occur, the Manager shall give prompt written notice thereof to the Board.  If any of the events specified in Sections 12(b) and (c) of this Agreement shall occur, the Company shall give prompt written notice thereof to the Manager.

Section 13.        Action Upon Termination.  From and after the effective date of termination or assignment of this Agreement pursuant to Sections 10, 11, or 12 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 12(b) or not renewed pursuant to Section 10, the Termination Fee.  Upon any such termination, the Manager shall forthwith:

(a)       after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b)       deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board with respect to the Company and any Subsidiaries; and

(c)       deliver to the Board all property and documents of the Company and any Subsidiaries then in the custody of the Manager.

Section 14.        Representations and Warranties.

(a)       The Company hereby represents and warrants to the Manager as follows:

(i)                The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole.

(ii)               The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder.  No consent of any other Person, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder.  This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(iii)              The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b)       The Manager hereby represents and warrants to the Company as follows:

(i)                The Manager is duly organized, validly existing and in good standing under the laws of the State of California, has the corporate power and authority and the legal right to own and operate its assets, to lease the property it operates as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager.

(ii)               The Manager has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder.  No consent of any other Person, including stockholders and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder.  This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

(iii)              The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Instruments of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

Section 15.        Miscellaneous.

(a)       Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 15):

The Company:	Western Asset Mortgage Capital Corporation
c/o Western Asset Management Company
385 East Colorado Boulevard
Pasadena California 91101
Attention: Secretary
Fax: 626 844-9451

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: David J. Goldschmidt, Esq.
Fax: (212) 735-2000

The Manager:	Western Asset Management Company
385 East Colorado Boulevard
Pasadena California 91101
Attention: General Counsel
Fax: 626 844-9451

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: David J. Goldschmidt, Esq.
Fax: (212) 735-2000

(b)       Binding Nature of Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

(c)       Integration.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(d)       Amendments.  This Agreement, nor any terms hereof, may not be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e)       GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.  EACH OF THE PARTIES HEREBY WAIVES THE DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN SAID COURTS.

(f)        WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g)       Survival of Representations and Warranties.  All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.

(h)       No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(i)        Costs and Expenses.  Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matter incident thereto.

(j)        Section Headings.  The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(k)       Counterparts.  This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(l)        Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Management Agreement as of the date first written above.

Western Asset Mortgage Capital Corporation

By:
Name:
Title:

Western Asset Management Company

By:
Name:
Title:

Exhibit A

Investment Guidelines

1.             No investment shall be made that would cause the Company to fail to qualify as a REIT under the Code.

2.             No investment shall be made that would cause the Company to be regulated as an investment company under the Investment Company Act.

3.             The Company’s and any Subsidiaries’ investments shall be predominantly in Agency RMBS, which may be opportunistically supplemented with Potential Target Assets.

4.             Until appropriate investments are identified, the Manager may invest the proceeds of the Initial Public Offering and any future offerings of the Company’s securities for cash in interest-bearing, short-term investments, including money market accounts and/or funds that are consistent with the Company’s qualification as a REIT under the Code.

These Investment Guidelines may be amended, restated, modified, supplemented or waived by the Board (which must include a majority of the Independent Directors) without the approval of the Company’s stockholders.